UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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PDC ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following script is an excerpt from the script read by management during a conference call and webcast first made available to stockholders of PDC Energy, Inc. (the “Company”) on May 2, 2019.

In regards to proxy matters, as well as to access materials, please go to the website www.votewhiteforPDC.com.

. . .

Finally, I want to briefly discuss the strength of the current PDC Board and the tremendous confidence I have in our leadership team. As you are aware, this year an activist shareholder has nominated an opposing slate of 3 director candidates to stand for election at our upcoming annual meeting.  After a thorough review of their proposed candidates, we determined that our current board already possesses the necessary skills, expertise and background best suited to steer PDC. Since becoming CEO in 2015, I have worked closely with our current board members, approximately 50% of whom have been refreshed in the last 4 years. I have seen first-hand our board’s depth of experience in critical areas of our business, and the diversity of thought they bring to the organization. I have also watched the thoughtful and serious way each director participates in developing the company’s strategy - guiding and overseeing PDC on a regular basis. These efforts have directly led to the strength of the company today and our promising outlook for tomorrow. There is no doubt in my mind, this board is the right group to navigate the specific challenges and opportunities we are faced with at this time. With PDC’s strong board, management team and employee base, I am extremely confident in our ability to deliver shareholder value. In the weeks ahead, we look forward to continuing our dialogue with PDC shareholders. We are also grateful for the positive feedback and strong support we have received in our discussions to date. Now I’d like to remind everyone that the purpose of today’s call is to discuss our financial and first quarter results and our very positive long term outlook. With that in mind, when we open up the call for Q&A, we ask that you focus on our current business plan. Thank you in advance for your continued support.